Exhibit 2.1

ASSET PURCHASE AGREEMENT
among
LEEVAC SHIPYARDS, LLC,
LEEVAC SHIPYARDS LAKE CHARLES, LLC,
LEEVAC SHIPYARDS JENNINGS, LLC,
LEEVAC SHIPBUILDERS, LLC,
LEEVAC SHIPYARD PROPERTIES, LLC,
LEEVAC SHIPYARDS HOUMA, LLC,
LEEVAC DESIGN SERVICES, LLC,
WORKFORCE ONE, LLC,
CHRISTIAN G. VACCARI,
CARI INVESTMENT CO., LLC, and
CHRISTIAN VACCARI 2012 FAMILY TRUST NO. 1

and
GULF ISLAND SHIPYARDS LLC
dated as of
December 23, 2015

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 23, 2015, is entered into among LEEVAC SHIPYARDS, LLC, a Louisiana limited liability company (“LEEVAC Shipyards”), LEEVAC SHIPYARDS LAKE CHARLES, LLC, a Louisiana limited liability company (“LEEVAC Lake Charles”), LEEVAC SHIPYARDS JENNINGS, LLC, a Louisiana limited liability company (“LEEVAC Jennings”), LEEVAC SHIPBUILDERS, LLC, a Louisiana limited liability company (“LEEVAC Shipbuilders”), LEEVAC SHIPYARD PROPERTIES, LLC, a Louisiana limited liability company (“LEEVAC Properties”), LEEVAC SHIPYARDS HOUMA, LLC, a Louisiana limited liability company (“LEEVAC Houma”), LEEVAC DESIGN SERVICES, LLC, a Louisiana limited liability company (“LEEVAC Design”), WORKFORCE ONE, LLC, a Louisiana limited liability company (“Workforce One” and together with LEEVAC Shipyards, LEEVAC Lake Charles, LEEVAC Jennings, LEEVAC Shipbuilders, LEEVAC Properties, LEEVAC Houma, and LEEVAC Design, each a “Seller” and collectively “Sellers”), CHRISTIAN G. VACCARI (“Vaccari”), and CARI INVESTMENT CO., LLC, a Louisiana limited liability company (“Cari Investment”), and, for the limited purpose of agreeing to the provisions of Section 6.07, CHRISTIAN VACCARI 2012 FAMILY TRUST NO. 1 (“Vaccari Trust” and together with Vaccari and Cari Investment, each an “Owner” and collectively “Owners”), and GULF ISLAND SHIPYARDS LLC, a Louisiana limited liability company (“Buyer”).

RECITALS

WHEREAS, Sellers are engaged in the business of owning and operating new construction and repair shipyards (the “Business”); and
WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Article 1
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“Accounts Receivable” has the meaning set forth in Section 2.01(b).
“Acquisition Proposal” has the meaning set forth in Section 6.03(a).
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Allocation Schedule” has the meaning set forth in Section 2.07.
“Assigned Contracts” has the meaning set forth in Section 2.01(c).
“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).
“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(vi).
“Assumed Leases” has the meaning set forth in Section 3.02(a)(v).
“Assumed Liabilities” has the meaning set forth in Section 2.03.
“Audited Financial Statements” has the meaning set forth in Section 4.04.
“Balance Sheet” has the meaning set forth in Section 4.04.
“Balance Sheet Date” has the meaning set forth in Section 4.04.
“Basket” has the meaning set forth in Section 8.04(a).
“Benefit Plan” has the meaning set forth in Section 4.19(a).
“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).
“Books and Records” has the meaning set forth in Section 2.01(l).
“Business” has the meaning set forth in the recitals.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Houston, Texas are authorized or required by Law to be closed for business.
“Buyer” has the meaning set forth in the preamble.
“Buyer’s Actual Knowledge” means the actual knowledge of Kirk Meche.
“Buyer Closing Certificate” has the meaning set forth in Section 7.03(f).

“Buyer Indemnitees” has the meaning set forth in Section 8.02.
“Buyer Net Purchase Price Amount” has the meaning set forth in Section 2.05.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Closing” has the meaning set forth in Section 3.01.
“Closing Date” has the meaning set forth in Section 3.01.
“Closing Working Capital Deficit” means the Current Assets less Current Liabilities as of the Closing Date prepared and calculated in accordance with GAAP.
“Closing Working Capital Deficit Statement” has the meaning set forth in Section 2.06(a)(i).
“Code” means the Internal Revenue Code of 1986, as amended.
“Consent and Estoppel Certificate” has the meaning set forth in Section 3.02(a)(vi).
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Current Assets” means the current assets of the Business acquired by Buyer pursuant to the terms of this Agreement.
“Current Liabilities” means the current liabilities of the Business assumed by Buyer pursuant to the terms of this Agreement.
“Direct Claim” has the meaning set forth in Section 8.05(c).
“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.06(b)(iii).
“Dollars or $” mean the lawful currency of the United States.
“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any Person that, together with Sellers, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which one or more Sellers is or has been a general partner.
“Escrow Agent” means the entity designated to serve as escrow agent under the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement among Buyer and Sellers and the Escrow Agent, to be executed at the Closing in form and substance satisfactory to Buyer.

“Escrow Amount” means the total of the Buyer Net Purchase Price Amount, Sellers Payoff Amount and the XL Payoff Amount to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.
“Escrow Holdback Amount” means $1,000,000.
“Estimated Closing Working Capital Deficit” means Sellers’ estimate of the Closing Working Capital Deficit and is set forth in Section 2.05 of the Disclosure Schedules.
“Excluded Assets” has the meaning set forth in Section 2.02.
“Excluded Contracts” has the meaning set forth in Section 2.02(a).
“Excluded Liabilities” has the meaning set forth in Section 2.04.
“Financial Statements” has the meaning set forth in Section 4.04.
“FIRPTA Certificate” has the meaning set forth in Section 7.02(m).
“GAAP” means generally accepted accounting principles applied in the United States.
“Government Contracts” has the meaning set forth in Section 4.07(a)(viii).
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“Hornbeck Agreement” has the meaning set forth in Section 3.02(a)(xi).
“Indemnified Party” has the meaning set forth in Section 8.05.
“Indemnifying Party” has the meaning set forth in Section 8.05.
“Independent Accountant” has the meaning set forth in Section 2.06(b)(iii).
“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (h) all rights to any Actions of any nature available to or being pursued by Sellers to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.
“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which any Seller is a party, beneficiary or otherwise bound.
“Intellectual Property Assets” means all Intellectual Property that is owned by Sellers and used in or necessary for the conduct of the Business as currently conducted.
“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.
“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.
“Interim Financial Statements” has the meaning set forth in Section 4.04.
“Inventory” has the meaning set forth in Section 2.01(b).
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 4.10(b).
“Leases” has the meaning set forth in Section 4.10(b).
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis.
“Material Contracts” has the meaning set forth in Section 4.07(a).
“Material Customers” has the meaning set forth in Section 4.14(a).
“Material Suppliers” has the meaning set forth in Section 4.14(b).
“Net XL Payments Due Buyer” means the negotiated payments from the XL Payoff Amount that, together with the Estimated Closing Working Capital Deficit, will be applied on a dollar-for-dollar basis to reduce the amount of the Purchase Price payable in cash by Buyer at Closing, all as set forth in Section 2.05 of the Disclosure Schedules.
“Owned Real Property” has the meaning set forth in Section 4.10(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
“Permitted Encumbrances” has the meaning set forth in Section 4.08(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Post-Closing Adjustment” has the meaning set forth in Section 2.06(a)(ii).
“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Purchase Price” has the meaning set forth in Section 2.05.
“Purchased Assets” has the meaning set forth in Section 2.01.
“Qualified Benefit Plan” has the meaning set forth in Section 4.19(c).
“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.
“Resolution Period” has the meaning set forth in Section 2.06(b)(ii).
“Restricted Business” means the fabrication, construction, repair, refurbishment, conversion design, engineering and/or sale of (a) drilling and production platforms and other specialized structures used in the development and production of offshore oil and gas reserves including, without limitation: jackets, hulls, tendons and/or deck sections of fixed/floating production platforms; piles; wellhead protectors; subsea templates; various production, compressor and utility modules; offshore living quarters; loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs or other similar cargo, onshore and offshore scaffolding as well as offshore interconnect pipe hook-up, inshore civil marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration,; (b) marine vessels, including, without limitation: towboats, offshore support vessels, dry docks, liftboats, tanks, barges, deck barges, dredges, ferries, push boats, tugs and other marine vessels, notwithstanding above, the definition of “Restricted Business” shall not include the ownership and/or operations or brokerage of marine vessels or the activities or business of Earhart Street Properties, LLC solely in its capacity as a lessor with respect to the Houma Lease or a subsequent lease to a non-Affiliate party whose operations as lessee include the Restricted Business.
“Restricted Period” has the meaning set forth in Section 6.07(a).
“Review Period” has the meaning set forth in Section 2.06(b)(i).
“Sellers” has the meaning set forth in the preamble.
“Sellers Closing Certificate” has the meaning set forth in Section 7.02(j).
“Seller Indemnifying Parties” has the meaning set forth in Section 8.02.
“Seller Indemnitees” has the meaning set forth in Section 8.03.
“Sellers’ Accountants” means Postlethwaite & Netterville.
“Sellers’ Knowledge (Actual)” means the actual knowledge of Christian G. Vaccari.
“Sellers’ Knowledge (Constructive)” means the actual or constructive knowledge, after due inquiry, of Christian G. Vaccari.
“Sellers Payoff Amount” has the meaning set forth in Section 2.05.
“Statement of Objections” has the meaning set forth in Section 2.06(b)(ii).
“Tangible Personal Property” has the meaning set forth in Section 2.01(e).
“Target Working Capital” has the meaning set forth in Section 2.06(a)(ii).
“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the parishes and counties set forth on Schedule 6.07.
“Third Party Claim” has the meaning set forth in Section 8.05(a).
“Tidewater Agreement” has the meaning set forth in Section 3.02(a)(x).
“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Assignment and Assumption of Leases, Consent and Estoppel Certificates, the Houma Lease, the Whitney Payoff Letter, the Cari Release, the XL Agreements, the Vaccari Compensation, Severance and Non-Competition Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.
“Undisputed Amounts” has the meaning set forth in Section 2.06(b)(iii).
“Union” has the meaning set forth in Section 4.20(b).
“Vaccari Compensation, Severance and Non-Competition Agreement” means the Compensation, Severance and Non-Competition Agreement between Vaccari and Buyer, in form and substance satisfactory to Vaccari and Buyer.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.
“Whitney Payoff Letter” has the meaning set forth in Section 3.02(a)(xii).
“XL Agreements” has the set forth in Section 3.02(a)(ix).
“XL Payoff Amount” means the aggregate amount payable by XL Surety to the Escrow Agent in accordance with the instructions of Buyers and Sellers pursuant to the XL Agreements and set forth in Section 2.05 of the Disclosure Schedules.
“XL Surety” means collectively XL Specialty Insurance Company, XL Reinsurance America Inc., Greenwich Insurance, and their affiliated, associated and subsidiary companies.
ARTICLE 2
PURCHASE AND SALE
Section 2.01    Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a)    except as set forth on Section 2.01(a) of the Disclosure Schedules, all accounts or notes receivable held by Sellers, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);
(b)    except as set forth on Section 2.01(b) of the Disclosure Schedules, all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);
(c)    all Contracts, including Intellectual Property Agreements, set forth on Section 2.01(c) of the Disclosure Schedules, as well as other Contracts entered into with customers of Sellers in the ordinary course of business from the date hereof to the Closing Date (the “Assigned Contracts”);
(d)    except as set forth on Section 2.01(d) of the Disclosure Schedules, all Intellectual Property Assets;
(e)    all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property set forth on Section 2.01(e) of the Disclosure Schedules (the “Tangible Personal Property”);
(f)    the Leased Real Property;
(g)    all Permits, including Environmental Permits, which are held by Sellers and which can be assigned required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets;
(h)    all rights to any Actions of any nature available to or being pursued by Sellers to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, but excluding Actions set forth on Section 2.02(g) of the Disclosure Schedules;
(i)    all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes);
(j)    all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(k)    all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;
(l)    copies of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements (“Books and Records”), provided Sellers may retain originals or copies (as applicable) of the Books and Records; and
(m)    all goodwill and the going concern value of the Business.
Section 2.02    Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):
(a)    cash and cash equivalents;
(b)    Contracts, including Intellectual Property Agreements, that are not Assigned Contracts (the “Excluded Contracts”);
(c)    the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers;
(d)    all Benefit Plans and assets attributable thereto;
(e)    the assets, properties and rights specifically set forth on Section 2.02(e) of the Disclosure Schedules; and
(f)    the rights which accrue or will accrue to Sellers under the Transaction Documents; and
(g)    all Actions set forth on Section 2.02(g) of the Disclosure Schedules; and
(h)    Seller’s rights and title to the property located at 9040 Castex Landing Road, Jenning, Louisiana (the “Castex Property”) and more fully described in Section 4.18(c) of the Disclosure Schedules.
Section 2.03    Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:
(a)    all trade accounts payable of Sellers to third parties in connection with the Business that remain unpaid as of November 30, 2015 and are set forth in Section 2.03(a) of the Disclosure Schedules, as well as all trade accounts payable of Sellers incurred in the ordinary course of business consistent with past practice since November 30, 2015;
(b)    all Liabilities in respect of the Assigned Contracts arising on or after the Closing Date and only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and (except for the four (4) Tidewater and Hornbeck Project contracts listed in Section 2.01(c) of the Disclosure Schedules, the Tidewater Agreement and the Hornbeck Agreement) do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Sellers on or prior to the Closing; and
(c)    those Liabilities of Sellers set forth on Section 2.03(c) of the Disclosure Schedules.
Section 2.04    Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Sellers shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(a)    any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;
(b)    any Liability for (i) Taxes of Sellers (or any stockholder or Affiliate of Sellers) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Sellers pursuant to Section 6.13; or (iii) other Taxes of Sellers (or any stockholder or Affiliate of Sellers) of any kind or description (including any Liability for Taxes of Sellers (or any stockholder or Affiliate of Sellers) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);
(c)    any Liabilities relating to or arising out of the Excluded Assets, including, without limitation, the Liabilities for trade account payables of Sellers set forth on Section 2.03(a) of the Disclosure Schedules;
(d)    any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;
(e)    any Liabilities of Sellers or ERISA Affiliates arising under or in connection with any Benefit Plan providing benefits to any present or former employee or independent contractor of Sellers;
(f)    any Liabilities of Sellers for any present or former employees, officers, directors, retirees, independent contractors or consultants of Sellers, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(g)    any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Sellers;
(h)    any trade accounts payable of Sellers (i) to the extent not accounted for on the Interim Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of Sellers; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;
(i)    any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Sellers on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;
(j)    any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Sellers (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Sellers Indemnitees;
(k)    any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) (except for the four (4) Tidewater and Hornbeck Project contracts listed in Section 2.01(c) of the Disclosure Schedules, the Tidewater Agreement and the Hornbeck Agreement) to the extent such Liabilities arise out of or relate to a breach by Sellers of such Contracts prior to Closing;
(l)    any Liabilities associated with debt, loans or credit facilities of Sellers and/or the Business owing to financial institutions;
(m)    any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of its Affiliates to comply with any Law or Governmental Order; and
(n)    any Liabilities associated with or otherwise related to Seller’s rights, title or interest in or operations at the Castex Property.
Section 2.05    Purchase Price and Payoff Amounts. The aggregate purchase price for the Purchased Assets shall be $20,000,000 (the “Purchase Price”). At Closing, the Purchase Price shall be paid in cash, however reduced by the following amounts: (i) the Estimated Closing Working Capital Deficit set forth in Section 2.05 of the Disclosure Schedules, and (ii) the Net XL Payments Due Buyer set forth in Section 2.05 of the Disclosure Schedules (the difference between the Purchase Price and the sum of the absolute value of the Estimated Closing Working Capital Deficit and Net XL Payments Due Buyer defined as the “Buyer Net Purchase Price Amount”), subject to adjustment pursuant to Section 2.06 hereof. On or before Closing, Sellers shall deliver to the Escrow Agent the amounts set forth in Section 2.05 of the Disclosure Schedules (“Sellers’ Payoff

Amount”), Sellers and Buyer shall direct XL Surety to deliver to the Escrow Agent the amounts set forth in Section 2.05 of the Disclosure Schedules (“XL Payoff Amount”) and Buyer shall deliver the Buyer Net Purchase Price Amount to the Escrow Agent (or receive the Buyer Net Purchase Price Amount from the Escrow Agent to the extent such amount is negative), all in accordance with the terms of the Escrow Agreement. At Closing, the Escrow Agent shall disburse the Buyer Net Purchase Price Amount, the Sellers’ Payoff Amount and the XL Payoff Amount in accordance with the terms of the Escrow Agreement and Section 2.05 of the Disclosure Schedules.
Section 2.06    Purchase Price Adjustment.
(a)    Post-Closing Adjustment.
(i)    Within 90 days after the Closing Date, Buyer shall prepare and deliver to Sellers (A) a statement setting forth its calculation of the Closing Working Capital Deficit, which statement shall be substantially in the form of Section 2.05 of the Disclosure Schedules (the “Closing Working Capital Deficit Statement”), and (B) a certificate that the Closing Working Capital Deficit Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end, subject to the modifications and limitations set forth on Section 2.05 of the Disclosure Schedules.
(ii)    (ii)    The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital Deficit (as set forth on the Closing Working Capital Deficit Statement) minus the Estimated Closing Working Capital Deficit. If the Post-Closing Adjustment is a positive number, Sellers shall pay to Buyer an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Buyer shall pay to Sellers an amount equal to the Post-Closing Adjustment. The Post-Closing Adjustment shall be paid in accordance with Section 2.06(b)(vi).
(b)    Examination and Review.
(i)    Examination. After receipt of the Closing Working Capital Deficit Statement, Sellers shall have 60 days (the “Review Period”) to review the Closing Working Capital Deficit Statement. During the Review Period, Sellers and Sellers’ Accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s designated accountants to the extent that they relate to the Closing Working Capital Deficit Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Deficit Statement as Sellers may reasonably request for the purpose of reviewing the Closing Working Capital Deficit Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.
(ii)    Objection. On or prior to the last day of the Review Period, Sellers may object to the Closing Working Capital Deficit Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the “Statement of Objections”). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Deficit Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Deficit Statement shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Deficit Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.
(iii)    Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ Accountants or Buyer’s designated accountants appointed by mutual agreement of Buyer and Sellers (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Deficit Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Deficit Statement and the Statement of Objections, respectively.
(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.
(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Deficit Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.
(vi)    Payments of Post-Closing Adjustment; Escrow Holdback Retention. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Deficit Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers, as the case may be. Any payment of the Post-Closing Adjustment owed by Sellers to Buyer shall be paid by the Escrow Agent from the Escrow Holdback Amount pursuant to the terms of the Escrow Agreement. The terms of the Escrow Agreement shall provide that $500,000 of Escrow Holdback

Amount (or in the event the Post-Closing Adjustment reduces the Escrow Holdback Amount below $500,000 the balance thereof) shall be held in escrow for two years from the Closing Date (or in the event of a pending indemnification claim made prior to the two year anniversary of the Closing Date, until such pending claim is fully resolved) for disbursement of any indemnification claims of Buyer.
(c)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 2.07    Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Sellers within 90 days following the Closing Date. If Sellers notify Buyer in writing that Sellers object to one or more items reflected in the Allocation Schedule, Sellers and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 30 days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Sellers and Buyer. Buyer and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.06 herein shall be allocated in a manner consistent with the Allocation Schedule.
Section 2.08    Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder.
Section 2.09    Third Party Consents. To the extent that Sellers’ rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained; this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their expense, shall use their reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.09 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.
ARTICLE 3
CLOSING

Section 3.01    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Jones Walker LLP, on the second Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.
Section 3.02    Closing Deliverables.
(d)    At the Closing, Sellers shall deliver to Buyer the following:
(iii)    the Escrow Agreement duly executed by Sellers and Escrow Agent;
(iv)    a bill of sale in form and substance satisfactory to Buyer (the “Bill of Sale”) and duly executed by Sellers, transferring the tangible personal property included in the Purchased Assets to Buyer;
(v)    an assignment and assumption agreement in form and substance satisfactory to Buyer (the “Assignment and Assumption Agreement”) and duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;
(vi)    assignments in form and substance satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Sellers, transferring all of Sellers’ right, title and interest in and to the Intellectual Property Assets to Buyer;
(vii)    with respect to each of (i) the Sub-Lease between BG LNG Services, LLC and LEEVAC Lake Charles for that certain parcel of Leased Real Property located in Lake Charles, Louisiana and (ii) the Lease between The Fred B. and Ruth B. Zigler Foundation and LEEVAC Properties for that certain parcel of Leased Real Property located in Jennings, Louisiana (collectively, the “Assumed Leases”), an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) and duly executed by Sellers;
(viii)    with respect to each Assumed Lease, a Consent and Estoppel Certificate in form and substance satisfactory to Buyer (each, a “Consent and Estoppel Certificate”) and duly executed by Sellers and any lessors and sublessors;
(ix)    with respect to the Owned Real Property located in Houma, Louisiana, a lease between Buyer and Earhart Street Properties, LLC in form and substance satisfactory to Buyer (the “Houma Lease”) and duly executed by Earhart Street Properties, LLC;
(x)    an Compensation, Severance and Non-Competition Agreement between Vaccari and Buyer, in form and substance satisfactory to Buyer (the “Vaccari Compensation, Severance and Non-Competition Agreement”) and duly executed by Vaccari;

(xi)    with respect to each of (i) the vessel construction contracts between LEEVAC Jennings and Tidewater Marine, L.L.C. and (ii) the vessel construction contracts between LEEVAC Jennings and Hornbeck Offshore Services, L.L.C., a completion agreement with XL Surety in form and substance satisfactory to Buyer (the “XL Agreements”) and duly executed by LEEVAC Jennings and XL Surety;
(xii)    an assignment, assumption and consent agreement with Tidewater Marine, L.L.C. in form and substance satisfactory to Buyer (the “Tidewater Agreement”) and duly executed by LEEVAC Jennings, XL Surety and Tidewater Marine, L.L.C.;
(xiii)    an assignment, assumption and consent agreement with Hornbeck Offshore Services, L.L.C. in form and substance satisfactory to Buyer (the “Hornbeck Agreement”) and duly executed by LEEVAC Jennings, XL Surety and Hornbeck Offshore Services, L.L.C.;
(xiv)    lien release authorization duly executed by Cari Investment (the “Cari Release”);
(xv)    lien release authorization duly executed by XL Specialty Insurance, XL Reinsurance and Greenwich Insurance (the “XL Release”);
(xvi)    a payoff letter duly executed by Sellers and Whitney National Bank, releasing all liens or other rights in the Purchased Assets and Leased Real Property upon receipt of the escrowed funds (the “Whitney Payoff Letter”);
(xvii)    Sellers Closing Certificate from each of the Sellers;
(xviii)    the FIRPTA Certificate;
(xix)    the certificates of the Secretary or Assistant Secretary of Sellers and Owners required by Section 7.02(j) and Section 7.02(k); and
(xx)    such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.
(e)    At the Closing, Buyer shall deliver to Seller the following:
(vii)    the Bill of Sale duly executed by Buyers;
(viii)    the Intellectual Property Assignment duly executed by Buyers;
(ix)    the Escrow Agreement duly executed by Buyer;
(x)    the Assignment and Assumption Agreement duly executed by Buyer;
(xi)    with respect to each Assumed Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(xii)    the Houma Lease duly executed by Buyer;
(xiii)    the Vaccari Compensation, Severance and Non-Competition Agreement duly executed by Buyer;
(xiv)    the XL Agreements duly executed by Buyer;
(xv)    the Tidewater Agreement duly executed by Buyer;
(xvi)    the Hornbeck Agreement duly executed by Buyer;
(xvii)    the Buyer Closing Certificate; and
(xviii)    the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(g) and Section 7.03(h).
(f)    At the Closing, Buyer and Sellers shall direct the Escrow Agent pursuant to the Escrow Agreement to distribute the Escrow Amounts less the Escrow Holdback Amount to satisfy the amounts set forth in the Whitney Payoff Letter and as otherwise set forth in the sources and uses of funds set forth on Section 2.05 of the Disclosure Schedules.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers, Cari Investment and Vaccari represent and warrant to Buyer on a joint and several basis that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01    Organization and Qualification of Seller. Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Louisiana and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which each Seller is licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.
Section 4.02    Authority of Seller. Each Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which each Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which each Seller is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms. When each other Transaction Document to which each Seller is or will be a party has been duly executed and delivered by each Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of each Seller enforceable against it in accordance with its terms.
Section 4.03    No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of each Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to each Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which each Seller is a party or by which each Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to any Governmental Authority is required by or with respect to each Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 4.04    Financial Statements. Complete copies of the audited financial statements consisting of the balance sheet of each Seller except Workforce One, LLC as at December 31 in each of the years 2012 and 2013 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of each Seller except Workforce One, LLC as at December 31, 2014 and November 30, 2015 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. Workforce One is a disregarded entity for federal and state income tax purposes and does not have a balance sheet regularly prepared in the ordinary course of business or financial statements. The Financial Statements have been prepared in accordance with GAAP applicable to Seller on the basis historically applied by each Seller applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Business, and fairly present the financial condition of each Seller except Workforce One, LLC as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of each Seller except Workforce One, LLC as of December 31, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance

Sheet Date” and the balance sheet of the Business as of November 30, 2015 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Sellers maintain a standard system of accounting for the Business established and administered in accordance with GAAP applicable to each Seller on the basis historically applied by each Seller.
Section 4.05    Undisclosed Liabilities. Each Seller has no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
Section 4.06    Absence of Certain Changes, Events and Conditions. Except as set forth on Section 4.06 of the Disclosure Schedules, since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:
(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)    declaration or payment of any dividends or distributions on or in respect of any of Sellers’ capital stock or redemption, purchase or acquisition of Sellers’ capital stock;
(c)    material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(d)    material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(e)    entry into any Contract that would constitute a Material Contract;
(f)    incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;
(g)    transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;
(h)    cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;
(i)    transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(j)    material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;
(k)    acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;
(l)    material capital expenditures which would constitute an Assumed Liability;
(m)    imposition of any Encumbrance upon any of the Purchased Assets;
(n)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;
(o)    hiring or promoting any person as or to (as the case may be) an officer/manager or hiring or promoting any employee below officer/manager except to fill a vacancy in the ordinary course of business;
(p)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(q)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;
(r)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;
(s)    purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business, except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;
(t)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 4.07    Material Contracts.
(a)    Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which each Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such

Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 4.10(a) of the Disclosure Schedules and all Intellectual Property Agreements set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):
(i)    all Contracts involving aggregate consideration in excess of $10,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice;
(ii)    all Contracts that require Sellers to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;
(iii)    all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv)    all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(v)    all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;
(vi)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice;
(vii)    except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);
(viii)    all Contracts with any Governmental Authority (“Government Contracts”);
(ix)    all Contracts that limit or purport to limit the ability of Sellers to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x)    all joint venture, partnership or similar Contracts;
(xi)    all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;
(xii)    all powers of attorney with respect to the Business or any Purchased Asset;
(xiii)    all collective bargaining agreements or Contracts with any Union; and

(xiv)    all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.
(b)    Each Material Contract is valid and binding on Sellers in accordance with its terms and is in full force and effect. Neither Sellers nor, to Sellers’ Knowledge (Actual), any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. Except as set forth in Section 4.07 of the Disclosure Schedules, there are no material disputes pending or threatened under any Contract included in the Purchased Assets (except for the four (4) Tidewater and Hornbeck Project contracts listed in Section 2.01(c) of the Disclosure Schedules, the Tidewater Agreement and the Hornbeck Agreement).
Section 4.08    Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):
(a)    those items set forth in Section 4.08 of the Disclosure Schedules;
(b)    liens for Taxes not yet due and payable;
(c)    mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;
(d)    easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Real Property and which do not render title to any Real. Property unmarketable; or
(e)    other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.
Section 4.09    As Is, Where Is Sale; No Deferred Maintenance, Unrepaired Equipment. The Tangible Personal Property, buildings, plant and structures is being sold, transferred and conveyed “AS IS”, “WHERE IS”. The parties agree that the Tangible Personal Property, buildings, plant and structures shall be conveyed to Buyer “AS IS”, “WHERE IS”, in their current condition and state of repair, all as of the Closing Date. Buyer represents to Sellers that it has made or caused to be made such inspections as Buyer has deemed sufficient to satisfy itself as to the advisability of entering into this Agreement and consummating the transactions contemplated hereby. Notwithstanding the foregoing, except as set forth on Section 4.09 of the Disclosure Schedules, there is no deferred maintenance or material repairs required of the Purchased Assets identified on Section 4.09 of the Disclosure Schedules.
Section 4.10    Real Property.
(a)    Section 4.10(a) of the Disclosure Schedules sets forth each parcel of real property owned by Sellers and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location and use. Sellers have delivered to Buyer copies of the deeds and other instruments (as recorded) by which Sellers acquired such parcel of Owned Real Property, and copies of all abstracts and surveys in the possession of Sellers with respect to such parcel. With respect to each parcel of Real Property:
(i)    Sellers have good and marketable fee simple title, free and clear of all Encumbrances, except (A) Permitted Encumbrances and (B) those Encumbrances set forth on Section 4.10(a)(i) of the Disclosure Schedules;
(ii)    except as set forth on Section 4.10(a)(ii) of the Disclosure Schedule, Sellers have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and
(iii)    there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.
(b)    Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Sellers and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Sellers in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Sellers hold any Leased Real Property (collectively, the “Leases”). Sellers have delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:
(i)    such Lease is valid, binding, enforceable and in full force and effect, and Sellers enjoy peaceful and undisturbed possession of the Leased Real Property;
(ii)    Sellers are not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Seller has paid all rent due and payable under such Lease;

(iii)    Sellers have not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Sellers under any of the Leases and, to Sellers’ Knowledge (Constructive), no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;
(iv)    Sellers have not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and
(v)    Sellers have not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.
(c)    Sellers have not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.
(d)    The Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.
Section 4.11    Intellectual Property.
(a)    Section 4.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing. Sellers have provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations.
(b)    Section 4.11(b) of the Disclosure Schedules lists all Intellectual Property Agreements. Sellers have provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Sellers in accordance with its terms and is in full force and effect. None of Sellers or, to Sellers’ Knowledge (Actual), any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) [in any material respect], or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)    Except as set forth in Section 4.11(c) of the Disclosure Schedule, to Sellers’ Knowledge (Actual), Sellers are the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, Sellers have entered into binding, written agreements with every’ current and former employee of Sellers, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to Sellers any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge Sellers’ exclusive ownership of all Intellectual Property Assets. Sellers have provided Buyer with true and complete copies of all such agreements.
(d)    The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.
(e)    To Sellers’ Knowledge (Actual), Sellers’ rights in the Intellectual Property Assets are valid, subsisting and enforceable. Sellers have taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.
(f)    The conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Sellers, to Sellers’ Knowledge (Actual), have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Sellers’ Knowledge (Actual), no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.
(g)    To Sellers’ Knowledge (Constructive), there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Sellers in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Sellers’ rights with respect to any Intellectual Property Assets; or (iii) by Sellers or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Sellers are not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

Section 4.12    Inventory. All Inventory, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Sellers free and clear of all Encumbrances, and no Inventory is held on a consignment basis except for Inventory subject to any Encumbrance or belonging to the owner of a vessel under construction or repair. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Sellers.
Section 4.13    Accounts Receivable. Other than as set forth in Section 4.13 of the Disclosure Schedules, the Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Sellers involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) to Sellers’ Knowledge (Actual), constitute only valid, undisputed claims of Sellers not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, are collectible in full within 60 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
Section 4.14    Customers and Suppliers.
(a)    Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Sellers for goods or services rendered in an amount greater than or equal to $500,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Sellers have not received any notice, and to Sellers’ Knowledge (Actual), Sellers have no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.
(b)    Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Sellers have paid consideration for goods or services rendered in an amount greater than or equal to $500,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Sellers have not received any notice, and to Sellers’ Knowledge (Actual) have no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.15    Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Sellers or their Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Sellers since January 1. 2010. [Except as set forth on Section 4.15 of the Disclosure Schedules,] there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Sellers nor any of their Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Sellers or any of their Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which any of the Sellers is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.
Section 4.16    Legal Proceedings; Governmental Orders.
(a)    There are no Actions pending or, to Sellers’ Knowledge (Constructive), threatened against or by Sellers (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.
(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.
Section 4.17    Compliance With Laws; Permits.
(a)    To Sellers’ Knowledge (Actual), Sellers have complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.
(b)    All Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Sellers which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.
Section 4.18    Environmental Matters.
(a)    The operations of Sellers with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws. Except as listed on Section 4.18(a) of the Disclosure Schedules, Sellers have not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.
(b)    Sellers have obtained and are in material compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership; lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Sellers through the Closing Date in accordance with Environmental Law, and Sellers are not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Sellers have undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, to the extent such Environmental Permits are transferable, and Sellers are not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.
(c)    Except as listed on Section 4.18(c) of the Disclosure Schedules, none of the Business or the Purchased Assets or any real property, currently or formerly owned, leased or operated by Sellers in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(d)    There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Sellers in connection with the Business, and Sellers have not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Sellers in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim, against, or a violation of Environmental Law or term of any Environmental Permit by, Sellers.
(e)    Section 4.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Sellers in connection with the Business or the Purchased Assets.

(f)    Section 4.18(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Sellers and any predecessors in connection with the Business or the Purchased Assets as to which Sellers may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Sellers have not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Sellers.
(g)    Sellers have not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.
(h)    Sellers have provided or otherwise made available to Buyer and listed in Section 4.18(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Sellers in connection with the Business which are in the possession or control of Sellers related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).
(i)    Sellers are not aware of and do not reasonably anticipate, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.
Section 4.19    Employee Benefit Matters.
(a)    Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to in the past three years by Sellers for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Sellers or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)    With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the current plan document together with all current amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500; With schedules and financial statements attached; (vii) the most recent nondiscrimination tests performed under the Code; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.
(c)    Each Benefit Plan and related trust has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Sellers or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.
(d)    Neither the Sellers nor any ERISA Affiliate thereof contributes to, or has ever contributed to or has (or, at any time within the six years prior to the Closing Date), had any liability or obligation, whether actual or contingent, with respect to any plan that is, (i) a “multiemployer pension plan”, as defined in section 3(37) of ERISA, (ii) a pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (iii) a voluntary employees’ beneficiary association under Section 401(c)(9) of the Code, (iv) is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (v) a welfare benefit fund within the meaning of Section 419(e) of the Code.

(e)    There has been no reportable event (as such term is defined in Section 403(b) of ERISA) or prohibited transactions (as such term is defined in Section 406 of ERISA) with respect to any Benefit Plan.
(f)    Neither the Seller nor any ERISA Affiliate is contractually or otherwise obligated to provide any employee with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).
(g)    There is no pending or, to Sellers’ Knowledge (Constructive), threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the five years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.
(h)    There has been no amendment to, announcement by Sellers or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Except for the planned termination of all Benefits Plans upon or shortly after the Closing Date, neither Sellers nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.
(i)    Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. Sellers do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.
(j)    Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require, a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Sellers have made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

(k)    Any group health insurance (within the meaning of Section 5000(b)(1) of the Code) that is subject to the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 has at all times fully complied with all applicable provisions of such Acts.
Section 4.20    Employment Matters.
(a)    Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Sellers with respect to any compensation, commissions or bonuses.
(b)    Sellers are not, and have not been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been any Union representing or purporting to represent any employee of Sellers, and no Union or ‘group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.20(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Sellers or any employees of the Business. Sellers have no duty to bargain with any Union.
(c)    Sellers are and have been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Sellers as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. All employees of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 4.20(c), there are no Actions against Sellers pending, or to the Sellers’ Knowledge (Constructive), threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.
(d)    Sellers have complied with the WARN Act, and it has no plans to undertake any action that would trigger the WARN Act.
(e)    With respect to each Government Contract, Sellers are and have been in compliance with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. Seller maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. Sellers are not, and have not been for the past five years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. Sellers have not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.
Section 4.21    Taxes. Except as set forth in Section 4.21 of the Disclosure Schedules:
(a)    All Tax Returns required to be filed by Sellers for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Sellers (whether or not shown on any Tax Return) have been, or will be, timely paid.
(b)    Sellers have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.
(c)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Sellers.
(d)    All deficiencies asserted, or assessments made, against Sellers as a result of any examinations by any taxing authority have been fully paid.
(e)    Sellers are not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(f)    There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).
(g)    None of the Sellers is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h)    None of the Sellers is, nor has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).
(i)    None of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.
(j)    None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.
Section 4.22    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.
Section 4.23    Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01    Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Louisiana.
Section 5.02    Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
Section 5.04    Brokers. Except for Parks, Paton, Hoepfl & Brown, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
Section 5.05    Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
Section 5.06    Legal Proceedings. There are no Actions pending or, to Buyer’s Actual Knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
ARTICLE 6
COVENANTS
Section 6.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:
(a)    preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;
(b)    pay the debts, Taxes and other obligations of the Business when due;
(c)    continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d)    maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(e)    continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(f)    defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;
(g)    perform all of its obligations under all Assigned Contracts;
(h)    maintain the Books and Records in accordance with past practice;
(i)    comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and
(j)    not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.
Section 6.02    Access to Information. From the date hereof until the Closing, Sellers shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers to cooperate with Buyer in its investigation of the Business. Without limiting the foregoing, Sellers shall permit Buyer and its Representatives to conduct environmental due diligence of the Real Property, including the collecting and analysis of samples of indoor or outdoor air, surface water, groundwater or surface or subsurface land on, at, in, under or from the Real Property. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Sellers. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.
Section 6.03    No Solicitation of Other Bids.
(a)    Sellers shall not, and shall not authorize or permit any of its Affiliates or, any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.
(b)    In addition to the other obligations under this Section 6.03, Sellers shall promptly (and in any event within three Business Days after receipt thereof by Sellers or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(c)    Sellers agree that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
Section 6.04    Notice of Certain Events.
(u)    From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:
(i)    any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;
(ii)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv)    any Actions commenced or, to Sellers’ Knowledge (Constructive), threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the, consummation of the transactions contemplated by this Agreement.
(v)    Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05    Employees and Employee Benefits.
(c)    Commencing on the Closing Date, Sellers shall terminate all employees of the Business who are actively at work [or on a leave of absence] on the Closing Date, and Buyer will offer employment, on an “at will” basis, to those former employees of the Business, subject to Buyer’s customary and normal screening process for similar employees. Sellers shall bear any and all obligations and liability under the WARN Act resulting from the technical termination pursuant to this Section 6.05.
(d)    Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission due on any work performed prior to Closing, bonus (whether prorated or fully vested), salary, accrued but unused vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Sellers at any time on or prior to the Closing Date and Sellers shall pay all such amounts to all entitled persons on or prior to the Closing Date. For the 2016 calendar year, Buyer agrees to provide each employee of Sellers that is offered employment with Buyer the vacation time such individual would have otherwise received from Sellers in calendar year 2016 as set out in Section 6.05(b) of the Disclosure Schedules.
(e)    Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Sellers also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due. Sellers shall remain solely responsible for compliance with Internal Revenue Service reporting requirements of Internal Revenue Code Sections 6055 and 6056 for any applicable period through the date of Closing.
(f)    Each employee of the Business who becomes employed by Buyer in connection with the transactions contemplated by this Agreement shall be eligible to receive the salary and benefits maintained for employees of Buyer on substantially similar terms and conditions in the aggregate as are provided to similarly situated employees of Buyer.
(g)    Each employee of the Business who becomes employed by Buyer in connection with the transaction shall be given service credit for the purpose of eligibility under the group health plan and eligibility and vesting only under the defined contribution retirement plan for his or her period of service with the Sellers prior to the Closing Date; provided, however, that (i) such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion; and (ii) such service crediting shall be permitted and consistent with Buyer’s defined contribution retirement plan.

(h)    Sellers or all of their ERISA Affiliates shall terminate all medical benefits plans effective as of the Closing and shall not subsequently adopt any replacement medical benefits plans. Pursuant to the requirements of COBRA, Buyer will be a “successor employer” to the selling group in connection with this transaction, and Buyer will, to the extent required by COBRA provide continuation health coverage pursuant to COBRA to any employee or other “qualified beneficiary” who is an “M&A qualified beneficiary” as defined in COBRA with respect to this transaction.
(i)    At Closing, Sellers will provide Buyer accurate information of the following with respect to all health plans of Sellers: (i) names and addresses of “qualified beneficiaries” who are eligible for or currently receiving COBRA continuation health coverage, (ii) dates of initial and subsequent qualifying events, (iii) record of COBRA premium payments and (iv) social security numbers of spouse and children dependents of all COBRA and non-COBRA group health plan participants.
Section 6.06    Confidentiality. From and after the Closing, Sellers shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers are advised by its counsel in writing is legally required to be disclosed, provided, that Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 6.07    Non-competition; Non-solicitation; Non-use of trademark.
(a)    Other than with respect to activities by Vaccari pursuant to his employment with an Affiliate of Buyer in accordance with the Vaccari Compensation, Severance and Non-Competition Agreement, for a period commencing on the Closing Date and upon the expiration of the Non-Competition Period (as defined in the Vaccari Compensation, Severance and Non-Competition Agreement) set forth in Section 7(c) of the Vaccari Compensation, Severance and Non-Competition Agreement (the “Restricted Period”), each Seller and the Owners shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Sellers and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.

Notwithstanding the foregoing, Sellers or Owners may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers or Owners are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.
(b)    During the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.05(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Sellers, Owners or any of their Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.
(c)    For a period commencing on the Closing Date and ending on the tenth anniversary of the Closing Date, Owners and their Affiliates shall not use or license, and shall cause any assignee not to use or license, the Intellectual Property Assets that are Excluded Assets, including the “LEEVAC” mark or any derivation thereof, in connection with the Restricted Business.
(d)    Sellers acknowledge that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by Sellers or Owners of any such obligations, Buyer shall, in addition to any and all other rights, and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(e)    Sellers acknowledge that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.08    Governmental Approvals and Consents
(e)    Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its

Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required, consents, authorizations, orders and approvals.
(f)    Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.
(g)    Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:
(i)    respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;
(ii)    avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and
(iii)    in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.
(h)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Sellers with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(i)    Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its

Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.
Section 6.09    Books and Records.
(h)    In order to facilitate the resolution of any claims made by or against or incurred by Sellers after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Buyer shall:
(i)    retain the books and records (including personnel files) of Sellers which relate to the Business and its operations for periods prior to the Closing; and
(ii)    upon reasonable notice, afford the Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records.
(i)    Sellers shall not be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.
Section 6.10    Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.
Section 6.11    Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
Section 6.12    Receivables. From and after the Closing, if Sellers or any of their Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Sellers or their Affiliate shall remit such funds to Buyer within three Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Sellers within three Business Days after its receipt thereof.
Section 6.13    Transfer Taxes. All transfer, documentary, sales, use, stamp; registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Sellers when due. Sellers shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).
Section 6.14    Tax Clearance Certificates. Sellers shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Sellers or where Sellers have a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Sellers. If any taxing authority asserts that Sellers are liable for any Tax, Sellers shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.
Section 6.15    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents, including, without limitations, any transition services.
ARTICLE 7
CONDITIONS TO CLOSING
Section 7.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(d)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
(e)    Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.
Section 7.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(d)    Other than the representations and warranties of Sellers, Vaccari, and Cari Investments contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.22, the representations and warranties of Sellers, Vaccari, and Cari Investments contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers, Vaccari, and Cari Investments contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
(e)    Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.
(f)    No Action shall have been commenced against Buyer or Sellers or Owners, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.
(g)    All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.
(h)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(i)    Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).
(j)    Sellers shall have delivered the Sellers Payoff Amount to the Escrow Agent pursuant to Section 2.05, and XL shall have delivered the XL Payoff Amount to the Escrow Agent pursuant to Section 2.05.
(k)    Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by Sellers as of the Closing Date.
(l)    All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(m)    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each of the Sellers, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (“Sellers Closing Certificate”).
(n)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Sellers, Cari Investment, and Vaccari Trust, each certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Sellers, Cari Investment, and Vaccari Trust, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(o)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Sellers, Cari Investment, and Vaccari Trust, certifying the names and signatures of the officers of each of the Sellers, Cari Investment, and Vaccari Trust authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
(p)    Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that none of the Sellers is not a foreign person within the meaning of Section 1445 of the Code duly executed by each of the Sellers.
(q)    Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Section 7.03    Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:
(w)    Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.
(x)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date;

provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.
(y)    No injunction or restraining order shall have been issued by any. Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.
(z)    Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).
(aa)    Buyer shall have delivered the Buyer Purchase Price Amount to the Escrow Agent pursuant to Section 2.05.
(bb)    Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (“Buyer Closing Certificate”).
(cc)    Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(dd)    Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.
ARTICLE 8
INDEMNIFICATION
Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two years from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.08, Section 4.09, Section 4.22, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely, (ii) Section 4.18 shall survive for a period of five years after the Closing, and (iii) Section 4.19, Section 4.20 and Section 4.21 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 8.02    Indemnification By Seller Indemnifying Parties. Subject to the other terms and conditions of this Article VIII, Sellers, Vaccari, and Cari Investments (collectively, the “Seller Indemnifying Parties”) shall indemnify and defend, on a joint and several basis, each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(ee)    any inaccuracy in or breach of any of the representations or warranties of the Seller Indemnifying Parties contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of the Seller Indemnifying Parties pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(ff)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller Indemnifying Parties pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of the Seller Indemnifying Parties pursuant to this Agreement;
(gg)    any Excluded Asset or any Excluded Liability; or
(hh)    any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Sellers, Owners or any of their Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.
Section 8.03    Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(j)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(k)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or
(l)    any Assumed Liability.
Section 8.04    Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:
(f)    The Seller Indemnifying Parties shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) exceeds $250,000 (the “Basket”), in which event the Seller Indemnifying Parties shall be required to pay or be liable for all such Losses in excess of the Basket, and then only for such Losses up to an aggregate amount not to exceed $1,000,000 in excess of the Basket.
(g)    The Seller Indemnifying Parties shall be jointly and severally liable to the Buyer Indemnitees for indemnification under Section 8.02(a) in an amount in excess of the Basket not to exceed $1,000,000 in excess of the Basket. With respect to indemnification for Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.18, Sellers shall (i) maintain the insurance policies set forth on Section 8.04(b) of the Disclosure Schedules (“Sellers’ Environmental Insurance”) covering potential liabilities with respect to or by reason of any inaccuracy in or breach of any representation in Section 4.18 following the Closing Date through May 1, 2017, (ii) name Buyer as an additional insured on such policies, and (iii) ensure that its insurer(s) notify Buyer in advance of any potential cancellation of the Sellers’ Environmental Insurance for any reason. Subject to Sellers’ compliance with the foregoing, Buyer agrees to use commercially reasonable efforts to collect any and all amounts due Buyer for Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.18 from such insurer(s) under Sellers’ Environmental Insurance where Buyer is named an additional insured prior to seeking indemnification from the Sellers Indemnifying Parties under this Agreement. Following the expiration of the Sellers’ Environmental Insurance in accordance with its terms, Buyer agrees to use commercially reasonable efforts to collect any and all amounts due Buyer for Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.18 from insurance policies maintained by Buyer, prior to seeking indemnification from the Sellers Indemnified Parties under this Agreement. Buyer shall be entitled to any and all proceeds paid under Sellers’ Environmental Insurance form and after the Closing Date. The receipt of amounts by Buyer under Sellers’ Environmental Insurance or under Buyer’s own insurance policies will not preclude Buyer from seeking indemnification pursuant to the terms of this Agreement to the extent Buyer’s Losses are in excess of the insurance proceeds received (and any receipt of insurance proceeds received by Buyer shall be applied in calculating whether the Basket is reached).
(h)    Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 8.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 8.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such

Losses in excess of the Basket, and then only for such Losses up to an aggregate amount not to exceed $1,000,000 in excess of the Basket.
(i)    Notwithstanding the foregoing, the limitations set forth in Section 8.04(a), Section 8.04(b), and Section 8.04(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.01, Section 4.02, Section 4.08, Section 4.19, Section 4.20, Section 4.21, Section 4.22, Section 5.01, Section 5.02 and Section 5.04.
(j)    For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
Section 8.05    Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.
(f)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written, evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in, good faith in such defense; provided, that if the Indemnifying Party is the Seller Indemnifying Parties, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. the Seller Indemnifying Parties and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(g)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(h)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be ‘sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the

Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 8.06    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to the greater of (i) twelve percent (12%) or (ii) the maximum rate as permitted under the State of Louisiana. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.
Section 8.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 8.08    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.
Section 8.09    Exclusive Remedies. Subject to Section 6.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.
ARTICLE 9
TERMINATION
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(ii)    by the mutual written consent of Sellers and Buyer;
(jj)    by Buyer by written notice to Sellers if:
(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers within ten days of Sellers’ receipt of written notice of such breach from Buyer; or
(ii)    any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by January 31, 2016, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(kk)    by Sellers by written notice to Buyer if:
(i)    Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Sellers; or
(ii)    any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by January 31, 2016, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(ll)    by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(m)    as set forth in this Article IX and Section 6.06 and Article X hereof; and
(n)    that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.
ARTICLE 10
MISCELLANEOUS
Section 10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred[; provided, however, Buyer shall pay all amounts payable to Parks, Paton, Hoepfl & Brown.
Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):
If to Sellers:    217 North Columbia St.
Covington, LA 70433
c/o LEEVAC Shipyards, LLC
E-mail: cvaccari@leevac.com
Attention: Christian G. Vaccari

with a copy to:    McGlinchey Stafford, PLLC
601 Poydras St., 12th Floor
New Orleans, LA 70130
E-mail: raguilar@mcglinchey.com
Attention: Richard Aguilar

If to Buyer:    166225 Park Ten Place, Suite 280
Houston, Texas 77084

c/o Gulf Island Shipyards, LLC
E-mail: kmeche@gifinc.com
Attention: Kirk Meche

with a copy to:    Jones Walker LLP
201 St. Charles Avenue, Suite 51
New Orleans, LA 70170
E-mail: afrederic@joneswalker.com
Attention: Allen Frederic

Section 10.03    Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.06    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.08    No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(c)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Louisiana without giving effect to any choice or conflict of law provision or rule (whether of the State of Louisiana or any other jurisdiction).
(d)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF LOUISIANA IN EACH CASE LOCATED IN THE CITY OF NEW ORLEANS AND PARISH OF ORLEANS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(e)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY’ HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER. VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).
Section 10.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 10.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 10.13    Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement may only be brought against the Persons that are expressly named as parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LEEVAC SHIPYARDS, LLC,
LEEVAC SHIPYARDS LAKE CHARLES, LLC,
LEEVAC SHIPYARDS JENNINGS, LLC,
LEEVAC SHIPBUILDERS, LLC,
LEEVAC SHIPYARD PROPERTIES, LLC,
LEEVAC SHIPYARDS HOUMA, LLC,
LEEVAC DESIGN SERVICES, LLC, and
WORKFORCE ONE, LLC

By    /s/ Christian G. Vaccari______
Name:    Christian G. Vaccari
Title:    Manager

CHRISTIAN G. VACCARI, individually

/s/ Christian G. Vaccari______

CARI INVESTMENT CO., LLC

By    /s/ Christian G. Vaccari______
Name:    Christian G. Vaccari
Title:    Manager

With respect solely to Section 6.07 hereof:

CHRISTIAN VACCARI 2012 FAMILY TRUST NO. 1

By    /s/ Christian G. Vaccari______
Name:    Christian G. Vaccari
Title:    Trustee

GULF ISLAND SHIPYARDS LLC

By    /s/ Kirk J. Meche______________
Name:    Kirk J. Meche
Title:    President and Chief Executive Officer

AND NOW COMES, Gulf Island Fabrication, Inc. which intervenes in this Asset Purchase Agreement to guarantee the faithful and timely performance of all of the obligations, covenants and agreements of Gulf Island Shipyards LLC as Buyer.

GULF ISLAND FABRICATION, INC.

By    /s/ Kirk J. Meche______________
Name:    Kirk J. Meche
Title:    President and Chief Executive Officer